                                                  Issuer Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                        Registration Statement Nos. 333-122925 and 333-122925-01
                                                          Relating to Prospectus
                                              Filed Pursuant to Rule 424 (b) (2)


OFFERING SUMMARY
(RELATED TO THE PROSPECTUS SUPPLEMENT
DATED MARCH 23, 2006)



                                                SEQUINS(SM)
                                                --------------------------------
                                                SELECT EQUITY INDEXED NOTES



CITIGROUP FUNDING INC.

PAYMENTS DUE FROM CITIGROUP FUNDING INC.
FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.




5,540,000 7.5% SEQUINS BASED UPON THE
COMMON STOCK OF UNITEDHEALTH GROUP INC.

DUE: APRIL 10, 2007






CITIGROUP FUNDING INC., THE ISSUER, AND CITIGROUP INC., THE GUARANTOR, HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT (FILE NO. 333-122925) AND THE OTHER DOCUMENTS CITIGROUP FUNDING AND CITIGROUP HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT CITIGROUP FUNDING, CITIGROUP AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-877-858-5407.



  Investment Products | Not FDIC Insured | May Lose Value | No Bank Guarantee


MARCH 23, 2006                                                  (CITIGROUP LOGO)

                   SELECT EQUITY INDEXED NOTES (SEQUINS(SM))
                         BASED UPON THE COMMON STOCK OF
                            UNITEDHEALTH GROUP INC.
                               DUE APRIL 10, 2007

This offering summary represents a summary of the terms and conditions of the SEQUINS. We encourage you to read the prospectus supplement and accompanying prospectus related to this offering.

                            OVERVIEW OF THE SEQUINS

     Select EQUity Indexed NoteS, or SEQUINS(sm), are callable, equity-linked investments that offer current income and the ability to participate in the appreciation of the Underlying Stock on which the SEQUINS are based, subject to Citigroup Funding Inc.'s right to call the SEQUINS. The SEQUINS pay a fixed interest rate, with a yield greater than the Underlying Stock's current dividend yield and the yield that would be payable on a conventional debt security with the same maturity issued by Citigroup Funding. In return for receiving this relatively high fixed interest rate, you are subject to Citigroup Funding's right to call the SEQUINS for an amount in cash that, together with all other payments made on the SEQUINS, will provide an annualized yield to call of 11.5% per annum. THE SEQUINS ARE NOT PRINCIPAL PROTECTED.

     The SEQUINS may be an attractive investment for an investor seeking relatively high current income and an ability to participate in the appreciation of the Underlying Stock, subject to Citigroup Funding's right to call the SEQUINS. This type of investor may include, but is not limited to:

     - Traditional equity investors seeking increased yield

     - Investors in non-principal protected convertible securities

     - Investors in the Underlying Stock looking for an alternative risk/return profile

     The SEQUINS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the SEQUINS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding's parent company. The SEQUINS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the SEQUINS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the SEQUINS is not guaranteed.

            HOW THE SEQUINS BASED UPON UNITEDHEALTH GROUP INC. WORK

     The SEQUINS Based Upon the Common Stock of UnitedHealth Group Inc. due April 10, 2007 are equity-linked securities issued by Citigroup Funding that have a maturity of approximately one year but can be called by Citigroup Funding at any time beginning approximately six months after the Issue Date. The SEQUINS pay a quarterly coupon of 7.5% per annum. If called, you will receive cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide an annualized yield to call of 11.5% per annum. If not called, at maturity you will receive a fixed number of shares of UnitedHealth Group common stock. THE SEQUINS ARE NOT PRINCIPAL PROTECTED, which means that if the value of UnitedHealth Group common stock at maturity is less than the Initial Share Price, the value of UnitedHealth Group common stock you receive at maturity for each SEQUINS will be less than the price paid for each SEQUINS and could be zero. In this case, your investment in the SEQUINS will result in a loss, except to the extent of the fixed coupon payable on the SEQUINS.

     Capitalized terms used in the above summaries are defined in "Preliminary Terms" on page 2.

                               PRELIMINARY TERMS

     ISSUER:                         Citigroup Funding Inc.
     ............................................................................................
     GUARANTEE:                      Any payments due on the SEQUINS are fully and
                                     unconditionally guaranteed by Citigroup Inc., Citigroup
                                     Funding's parent company.
     ............................................................................................
     RATING OF THE ISSUER'S          Aa1/AA- (Moody's/S&P) based upon the Citigroup guarantee;
     OBLIGATIONS:                    however, because the SEQUINS are not principal protected,
                                     you may receive a payment at maturity with a value less than the amount you initially invest.
     ............................................................................................
     PRINCIPAL PROTECTION:           None
     ............................................................................................
     SECURITY:                       Select EQUity Indexed NoteS (SEQUINS(sm)) Based Upon the
                                     Common Stock of UnitedHealth Group Inc. (NYSE Symbol: "UNH")
     ............................................................................................
     PRICING DATE:                   March 23, 2006
     ............................................................................................
     ISSUE DATE:                     March 28, 2006
     ............................................................................................
     MATURITY DATE:                  April 10, 2007
     ............................................................................................
     UNDERLYING STOCK:               UnitedHealth Group Inc.
     ............................................................................................
     ISSUE PRICE:                    $10.00 per SEQUINS
     ............................................................................................
     INTEREST RATE:                  7.5% per annum, paid quarterly
     ............................................................................................
     CALL FEATURE:                   Callable in whole, and not in part, by the Issuer on any
                                     business day beginning October 2, 2006 through and including one business day before the Maturity Date
     ............................................................................................
     CALL PRICE:                     For each call date, a price that, together with all other
                                     payments made on the SEQUINS from the Issue Date up to and including the call date, will provide an annualized yield to call of approximately 11.5% per annum (calculated on the
                                     basis of a 360-day year of twelve 30-day months, compounded annually)
     ............................................................................................
     CALL NOTICE:                    The Issuer must give notice of a call to investors at least
                                     3 business days prior to the call date.
     ............................................................................................
     PAYMENT AT MATURITY:            If not called prior to the Maturity Date, a number of shares of UnitedHealth Group common stock equal to the Exchange
                                     Ratio
     ............................................................................................
     EXCHANGE RATIO:                 0.17740 shares of the Underlying Stock per SEQUINS
                                     ($10/Initial Share Price)
     ............................................................................................
     INITIAL SHARE PRICE:            $56.37
     ............................................................................................
     LISTING:                        The SEQUINS have been approved for listing on the American
                                     Stock Exchange under the symbol "CTH."
     ............................................................................................
     UNDERWRITING DISCOUNT:          2.25%
     ............................................................................................
     CALCULATION AGENT:              Citigroup Global Markets Inc.
     ............................................................................................
     FEES AND CONFLICTS:             Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the SEQUINS.
                                     Further, Citigroup Funding expects to hedge its obligations under the SEQUINS through the trading of the Underlying
                                     Stock or other instruments, such as options, swaps or
                                     futures, based upon the Underlying Stock by one or more of its affiliates. Each of Citigroup Funding's or its
                                     affiliates' hedging activities and Citigroup Global Markets'
                                     role as the Calculation Agent for the SEQUINS may result in a conflict of interest.
     ............................................................................................

                            BENEFITS OF THE SEQUINS

- CURRENT INCOME. The SEQUINS pay a quarterly interest rate with a yield set at a rate that is higher than the dividend yield currently paid by the Underlying Stock on which the SEQUINS are based and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Funding.

- APPRECIATION UP TO CALL PRICE. If Citigroup Funding does not call the SEQUINS and the trading price of the Underlying Stock at maturity is greater than its Initial Share Price, the value of the Underlying Stock you receive at maturity will be greater than your initial investment (although you should not expect to obtain a total yield of more than 11.5% per annum (compounded annually) due to Citigroup Funding's right to call the SEQUINS).

- RELATIVE STABILITY. The SEQUINS may be a less volatile investment than a direct investment in the Underlying Stock because the yield will provide some cushion for the investor against downward price movements in the common stock.

                        KEY RISK FACTORS FOR THE SEQUINS

An investment in the SEQUINS involves significant risks. While some of the risk considerations are summarized below, please review the "Risk Factors Relating to the SEQUINS" section of the preliminary prospectus supplement related to this offering for a full description of risks.

- POTENTIAL FOR LOSS. The maturity payment on the SEQUINS will depend on the price of the Underlying Stock at maturity. If the price of the Underlying Stock at maturity is less than the Initial Share Price, and the SEQUINS have not been called, the value of the shares of the Underlying Stock will be less than the initial investment in the SEQUINS and could be zero.

- APPRECIATION MAY BE LIMITED. The SEQUINS are callable by Citigroup Funding, in its sole discretion, at any time beginning approximately six months after the Issue Date up to one business day before the Maturity Date. If Citigroup Funding exercises its right to call the SEQUINS, you will receive a call price in cash in an amount that, together with all other payments made on the SEQUINS from the Issue Date up to and including the call date, will provide a yield to call of 11.5% per annum (compounded annually). Therefore, the return on the SEQUINS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the Underlying Stock or on a direct investment in the Underlying Stock, because the amount you receive if Citigroup Funding calls the SEQUINS will never result in a total yield to call of more than 11.5% per annum (compounded annually).

- POTENTIAL FOR A LOWER COMPARABLE YIELD. If the price of the Underlying Stock declines during the term of the SEQUINS and the SEQUINS have not been called and the value of the Underlying Stock at maturity is less than the Initial Share Price, which will result in you receiving shares of the Underlying Stock with a value at maturity that is less than the principal amount of your SEQUINS, the effective yield on the SEQUINS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

- RELATIONSHIP TO THE UNDERLYING STOCK. You will have no rights against the issuer of the Underlying Stock even though the market value of the SEQUINS and the maturity payment if Citigroup Funding does not call the SEQUINS depend on the price of the Underlying Stock. The issuer of the Underlying Stock is not involved in the offering of the SEQUINS and has no obligations relating to the SEQUINS. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the Underlying Stock unless and until shares of the Underlying Stock are distributed at maturity, if applicable.

- SECONDARY MARKET. The SEQUINS have been approved for listing on the American Stock Exchange, but the secondary market may not be liquid and may not continue for the term of the SEQUINS. Although Citigroup Global Markets intends to make a market in the SEQUINS, it is not obligated to do so.

- RESALE VALUE OF THE SEQUINS. Due, among other things, to changes in the price of and dividend yield on the Underlying Stock, interest rates, the earnings performance of the issuer of the Underlying Stock, other economic conditions and Citigroup Funding and Citigroup's perceived creditworthiness, the SEQUINS may trade at prices below their issue price of $10 per SEQUINS. You could receive substantially less than the amount of your initial investment if you sell your SEQUINS prior to maturity.

- CITIGROUP CREDIT RISK. The SEQUINS are subject to the credit risk of Citigroup, Citigroup Funding's parent company and the guarantor of the payments due on the SEQUINS.

                        HYPOTHETICAL RETURNS AT MATURITY

    The following table illustrates, for a range of hypothetical trading prices of UnitedHealth Group common stock at maturity:

    - the percentage change from a hypothetical Initial Share Price of $58.00 to the relevant hypothetical trading price at maturity,

    - the final amount payable on the SEQUINS, including the payment of accrued and unpaid interest on the Maturity Date,

    - the total annualized yield on the SEQUINS at maturity, and

    - the total annualized yield from direct ownership of UnitedHealth Group common stock.

    This table assumes that the SEQUINS pay quarterly interest payments of 7.5% per annum. The table also assumes that the SEQUINS will be called by the Issuer at maturity for a total annualized yield to call of 12% if the total annualized return on the SEQUINS would be greater than or equal to 12% per annum if not called.

    The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual return at maturity will depend on a number of factors including the Initial Share Price ($56.37), the actual trading price of UnitedHealth Group common stock on the Maturity Date, and the actual yield to call at which Citigroup Funding will call the SEQUINS (11.5% per annum).


                        PERCENTAGE CHANGE
                             FROM THE
                           HYPOTHETICAL
                       INITIAL SHARE PRICE                                  TOTAL             TOTAL ANNUALIZED
                              TO THE                                      ANNUALIZED         YIELD FROM DIRECT
    HYPOTHETICAL           HYPOTHETICAL           FINAL AMOUNT           YIELD ON THE         OWNERSHIP OF THE
   TRADING PRICE         TRADING PRICE AT        PAYABLE ON THE           SEQUINS AT             UNDERLYING
    AT MATURITY              MATURITY              SEQUINS(1)            MATURITY(2)          COMMON STOCK(3)
        0.00                  -100%                  0.1875                -96.24%                -100.00%
        5.80                   -90%                  1.1875                -84.42%                 -88.97%
       11.60                   -80%                  2.1875                -73.48%                 -78.58%
       17.40                   -70%                  3.1875                -62.87%                 -68.41%
       23.20                   -60%                  4.1875                -52.47%                 -58.39%
       29.00                   -50%                  5.1875                -42.21%                 -48.48%
       34.80                   -40%                  6.1875                -32.07%                 -38.66%
       40.60                   -30%                  7.1875                -22.02%                 -28.90%
       46.40                   -20%                  8.1875                -12.05%                 -19.20%
       52.20                   -10%                  9.1875                 -2.14%                  -9.55%
       58.00(4)                  0%                 10.1875                  7.70%                   0.05%
       63.80                    10%                 10.6248                 12.00%                   9.61%
       69.60                    20%                 10.6248                 12.00%                  19.14%
       75.40                    30%                 10.6248                 12.00%                  28.63%
       81.20                    40%                 10.6248                 12.00%                  38.09%
       87.00                    50%                 10.6248                 12.00%                  47.52%
       92.80                    60%                 10.6248                 12.00%                  56.93%
       98.60                    70%                 10.6248                 12.00%                  66.31%
      104.40                    80%                 10.6248                 12.00%                  75.67%
      110.20                    90%                 10.6248                 12.00%                  85.00%
      116.00                   100%                 10.6248                 12.00%                  94.32%

---------------

(1) The final amounts specified in this column include payment of accrued and unpaid interest payable on the Maturity Date.

(2) The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the date of issuance (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the SEQUINS, including the Call Price and all interest payments made through and including the applicable call date, the sum of these present values being equal to the $10 initial price of the SEQUINS. This annualized yield assumes:

    (a) interest payments of 7.50% per annum are (i) made quarterly on the 16th day of each January, April, July, and October commencing on July 16, 2006, and (ii) reinvested for the remainder of the term of the SEQUINS at the applicable yield listed in this column,

    (b) an investment term from March 30, 2006 to April 16, 2007, and

    (c) computed on the basis of a 360-day year of twelve 30-day months, compounded annually.

(3) This annualized yield assumes:

    (a) an investment in UnitedHealth Group common stock at the hypothetical Initial Share Price and a sale of the common stock at the hypothetical trading price at maturity,

    (b) a dividend payment of $0.0075 per quarter per share,

    (c) no transaction fees or expenses, and

    (d) an investment term from March 30, 2006 to April 16, 2007.

(4) This is the hypothetical Initial Share Price.

                            HYPOTHETICAL CALL PRICES

     The SEQUINS are callable on any business day beginning approximately six months after the Issue Date and ending on the business day prior to maturity. The following table sets forth the month-end, mid-month, first and last hypothetical Call Prices from October 2, 2006 through April 13, 2007, based on the assumptions specified below. For any given hypothetical Call Date, the Hypothetical Final Amount Payable per SEQUINS will equal the sum of the Hypothetical Call Price per SEQUINS and the Hypothetical Interest Payable on Call Date per SEQUINS.

     The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. This table sets forth the prices at which the Issuer may exercise its right to call the SEQUINS, assuming the hypothetical information listed below is true. The SEQUINS are callable at the Issuer's discretion. The actual Call Price of the SEQUINS will depend on a number of factors including the actual interest rate on the SEQUINS (7.5% per annum) and the actual yield to call (11.5% per annum).

     This table assumes the following hypothetical information:

-    Issue Date:                              March 30, 2006
-    Issue Price:                             $10.00 per SEQUINS
-    Interest Rate:                           7.50% per annum
-    Interest payment date:                   On the 16th day of each January, April, July, and October, commencing on July 16, 2006
-    Yield to call:                           12.00% per annum (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)
-    Maturity Date:                           April 16, 2007


                                                       HYPOTHETICAL     HYPOTHETICAL
                                 HYPOTHETICAL CALL   INTEREST PAYABLE   FINAL AMOUNT
                                     PRICE PER       ON CALL DATE PER   PAYABLE PER
HYPOTHETICAL CALL DATE                SEQUINS            SEQUINS          SEQUINS
October 2, 2006 (hypothetical
  first call date)                    10.2052             0.1583          10.3635
October 16, 2006                      10.2218             0.1875          10.4093
October 31, 2006                      10.2357             0.0313          10.2669
November 15, 2006                     10.2551             0.0604          10.3155
November 30, 2006                     10.2727             0.0917          10.3643
December 15, 2006                     10.2905             0.1229          10.4134
December 29, 2006                     10.3073             0.1521          10.4594
January 16, 2007                      10.3280             0.1875          10.5155
January 31, 2007                      10.3424             0.0313          10.3736
February 15, 2007                     10.3623             0.0604          10.4227
February 28, 2007                     10.3780             0.0875          10.4655
March 15, 2007                        10.3987             0.1229          10.5216
March 30, 2007                        10.4173             0.1542          10.5714
April 13, 2007 (hypothetical
  last call date)                     10.4335             0.1813          10.6148

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following summarizes certain federal income tax considerations for U.S. investors that are initial holders of the SEQUINS and that hold SEQUINS and, if applicable, the Underlying Stock received at maturity of the SEQUINS as capital assets. In general, the quarterly coupon payment should be taxed as ordinary interest income in the year it is received or accrued in accordance with the U.S. investor's method of accounting.

    If the SEQUINS are not called by Citigroup Funding prior to maturity and are held by the investor to maturity:
       Citigroup Funding will deliver the Underlying Stock to investors at maturity, and a U.S. Holder will recognize no gain or loss by application of monies received by Citigroup Funding in respect of the SEQUINS. Generally, a U.S. Holder will have a tax basis in the Underlying Stock equal to the U.S. Holder's tax basis in the SEQUINS

    If the SEQUINS are called by Citigroup Funding prior to maturity or sold by the investor prior to maturity:
       Upon the exercise by Citigroup Funding of its right to call the SEQUINS prior to maturity or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the SEQUINS. Such gain or loss will be long-term capital gain or loss, however, if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition.

    No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SEQUINS SHOULD CONSULT HIS OR HER TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SEQUINS.

    In the case of a holder of a SEQUINS that is not a U.S. person, the interest payments made with respect to the SEQUINS should not be subject to U.S. withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form). Any capital gain realized upon the sale or other disposition of the SEQUINS should not be subject to U.S. federal income tax if:

    1. such gain is not effectively connected with a U.S. trade or business of such holder, and

    2. in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

    Investors should refer to the preliminary prospectus supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine tax consequences particular to their situation.

                            UNITEDHEALTH GROUP INC.

    According to publicly available documents, UnitedHealth Group Inc. is a diversified health and well-being company, serving approximately 55 million Americans. UnitedHealth Group Inc. manages approximately $60 billion in aggregate annual health care spending on behalf of more than 250,000 employer-customers and consumers. UnitedHealth Group Inc. is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, UnitedHealth Group Inc. files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005), proxy statements and other information with the SEC.

    The common stock of UnitedHealth Group Inc. is listed on the New York Stock Exchange under the symbol "UNH." According to UnitedHealth Group Inc.'s Annual Report on Form 10-K for the fiscal year ended December 2005, as of February 15, 2006, there were 1,356,292,073 shares of common stock outstanding. Historical high and low sale prices for UnitedHealth Group's common stock and the dividends paid on such stock for each quarter since the first quarter of 2001 are included in the preliminary prospectus supplement related to this offering under "Historical Data on the Common Stock of UnitedHealth Group Inc." The closing price of UnitedHealth Group's common stock on March 23, 2006 was $56.37.

    Neither Citigroup Funding nor Citigroup has participated in the preparation of UnitedHealth Group Inc.'s publicly available documents and has not made any due diligence investigation or inquiry of UnitedHealth Group Inc. in connection with the offering of the SEQUINS. No representation is made that the publicly available information about UnitedHealth Group Inc. is accurate or complete.

    The SEQUINS represent obligations of Citigroup Funding only. UnitedHealth Group Inc. is not involved in any way in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS.

                     ERISA AND IRA PURCHASE CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), entities the assets of which are deemed to constitute assets of such plans, and government or other plans subject to laws substantially similar to ERISA are NOT permitted to purchase the SEQUINS.

     Individual retirement accounts, individual retirement annuities and Keogh Plans will be permitted to purchase or hold the SEQUINS as long as (1) no Citigroup Global Markets affiliate or employee manages the account or provides advice to the account that serves as a primary basis for the account's decision to purchase or hold the SEQUINS, (2) if the account is owned by a Citigroup Global Markets employee, the employee does not receive any compensation as an employee (such as, for example, an addition to bonus) based on the purchase of SEQUINS by his/her account and (3) any SEP, Simple or Keogh Plans that purchase SEQUINS cover only owners and not employees.

                           ADDITIONAL CONSIDERATIONS

     The maturity payment on the SEQUINS is subject to adjustment for a number of events that modify UnitedHealth Group Inc.'s capital or corporate structures. You should refer to the section "Description of the SEQUINS--Dilution Adjustments" in the preliminary prospectus supplement related to this offering for more information. However, the maturity payment will not be adjusted for all events that may adversely affect the price of common stock, and these other events may have the effect of reducing the maturity payment on the SEQUINS.

     Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

     Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the SEQUINS, either directly or indirectly.

SEQUINS(sm) is a service mark of Citigroup Global Markets
Inc.
(C) 2006 Citigroup Global Markets Inc. Member SIPC.
CITIGROUP and the Umbrella Device are trademarks and service marks of Citigroup Inc. and its subsidiaries and are used and registered throughout the world.